Press
Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO
     mpatten@ctlc.com
Phone:                         (386) 944-5643
Facsimile:                    (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS SECOND QUARTER 2015 EARNINGS OF $0.04 PER SHARE AND UPDATES GUIDANCE FOR FULL YEAR 2015

DAYTONA BEACH, FLORIDA, July 21, 2015. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended June 30, 2015 and updated certain elements of the Company’s guidance for the fiscal year ending December 31, 2015.

OPERATING RESULTS

Operating results for the quarter ended June 30, 2015 (as compared to the same period in 2014):

•
 Net income was $0.04 per share, a decrease of $0.09 per share; the largest factor was higher interest expense of approximately $1.1 million relating to the convertible debt issuance, including amortization of the discount, in advance of generating revenue from additional income-producing investments;

•	Revenue from Income Properties totaled approximately $4.1 million, an increase of 16%;

•	Revenue from Commercial Loan Investments totaled approximately $639,000, an increase of 150%;

•	Revenue from Real Estate Operations totaled approximately $1.4 million, an increase of 30%; and

•	Revenue from Golf Operations increased by 1% and net operating results improved by 90%.

Operating results for the six months ended June 30, 2015 (as compared to the same period in 2014):

•
 Net income was $0.10 per share, a decrease of $0.29 per share; the largest factor was higher interest expense of approximately $1.3 million relating to the convertible debt issuance, including amortization of the discount, in advance of generating revenue from additional income-producing investments;

•	Revenue from Income Properties totaled approximately $8.4 million, an increase of 21%;

•	Revenue from Commercial Loan Investments totaled approximately $1.3 million, an increase of 6%;

•	Revenue from Real Estate Operations totaled approximately $2.2 million, a decrease of 7%; and

•	Revenue from Golf Operations increased by 5% and net operating income was approximately $140,000, an improvement of approximately $136,000.

OTHER HIGHLIGHTS

Other highlights for the quarter ended June 30, 2015 include the following:

•	Repurchased 15,764 shares of the Company’s stock for approximately $859,000 at an average purchase price of $54.47 per share;

•	Generated revenue of approximately $755,000 from two land transactions for just under 4 acres in the quarter;

•
 Generated revenue of approximately $39,000 and $328,000 for impact fees for the three and six months ended June 30, 2015, respectively, versus approximately $50,000 and $123,000 for the three and six months ended June 30, 2014, respectively; and

•
 Total cash (excluding restricted cash) as of June 30, 2015 was approximately $31.7 million, of which approximately $23.9 million was utilized in connection with the acquisition on July 16, 2015. As of June 30, 2015, face value total debt to total market capitalization, net of cash, remained below 22% with $75.0 million of borrowing commitment and  approximately $57.2 million of available borrowing capacity on our credit facility, subject to borrowing base requirements.

Income Property Portfolio Update

Property Acquisitions

On May 18, 2015, the Company acquired a 23,329 square-foot property situated on 2.46 acres in Glendale, Arizona at a purchase price of approximately $8.6 million. The property is leased to The Container Store with a term of approximately 15 years having commenced in February 2015, with rent increases every 5 years. In a separate transaction, the Company’s approximately $6.2 million first mortgage loan to the developer of the property, which would have matured in November 2015, was paid off by the borrower at par.

On May 29, 2015, the Company acquired a 0.71 acre vacant outparcel located at The Grove at Winter Park in Winter Park, FL at a purchase price of $409,000.

On July 16, 2015, the Company made its largest single acquisition in its history, acquiring a 136,853 square-foot Class A office property situated on 3.40 acres in Jacksonville, Florida at a purchase price of $25.1 million. The multi-tenant property, 245 Riverside Avenue, is a five story building, built by The St. Joe Company in 2003 for their corporate headquarters, and is approximately 99% occupied with an average remaining lease term of approximately 5.4 years. The largest tenant of the property is Raymond James & Associates, occupying approximately 14% of the leasable space. The Company will engage a third party to manage and lease the property. This multi-tenant income property was acquired near the mid-point of our guidance for target investment yields and below estimated replacement cost.

Property Dispositions

On April 17, 2015, the Company sold its interest in two 13,813 square-foot buildings, located in Sanford and Sebastian, Florida, which were both under lease to CVS but had been vacated by the tenant in a previous year, with a weighted average remaining lease term of 8.7 years, for proceeds of $6.4 million, generating a pre-tax loss of approximately $497,000 or approximately $0.05 per share, after tax. In the first quarter of 2015 the Company recognized an impairment charge of approximately $510,000 in connection with these sales; therefore, an adjustment of that charge in the amount of approximately $13,000 was recognized during the quarter ended June 30, 2015. The proceeds from these transactions were utilized in a 1031 exchange to acquire the Container Store in Glendale, Arizona.

Self-Developed Properties

Tenant improvement costs totaling approximately $838,000 were incurred during the three months ended June 30, 2015 related to two lease transactions: (i) the new 10-year lease with Teledyne for approximately 15,000 square feet at the Williamson Business Park, which the tenant is expected to occupy before August 2015; and (ii) the expanded and extended lease with the Florida Department of Revenue for approximately 21,000 square feet at the Mason Commerce Center. This brings our self-developed multi-tenant property portfolio to a weighted average occupancy of 91% as of June 30, 2015, with two of the properties 100% occupied. The Company is exploring possible opportunities to self-develop additional multi-tenant properties on our land in Daytona Beach as recent tenant demand has been more active.

Portfolio Summary

Subsequent to completing the acquisition of the property in Jacksonville on July 16, 2015, the Company owned thirty-five single-tenant income properties in ten states, with an average remaining lease term of approximately 9.1 years and eight multi-tenant income properties located in Florida, of which five were self-developed, with an average remaining lease term of approximately 5.7 years. As of July 16, 2015 the total leasable space in the Company’s portfolio of income properties was approximately 1.3 million square feet.

Commercial Loan Investments Update

During the quarter ended June 30, 2015, two of the Company’s commercial loan investments were paid in full, at par. The construction loan to the developer of the Container Store in Glendale, AZ was paid in full on May 18, 2015 with total principal received of approximately $6.2 million, and the development loan on entitled land in Ormond Beach, FL was paid in full on June 30, 2015 with total principal received of $1.0 million.

During the quarter ended June 30, 2015, the approximate $9.0 million B-Note secured by a retail shopping center located in Sarasota, Florida was extended one year to June 9, 2016 which included the rate increasing by 25 basis points and the borrower providing additional collateral on the loan.

Portfolio Summary

At June 30, 2015, the Company owned three performing commercial loan investments which have an aggregate outstanding principal balance of approximately $24.0 million. These loans are secured by real estate or the borrower’s equity interest in real estate located in Dallas, Texas, Sarasota, Florida and Atlanta, Georgia and have an average remaining maturity of approximately 1.6 years and a weighted average interest rate of 8.5%.

Real Estate Operations Update

Land Dispositions

On June 1, 2015, the Company sold approximately 3.0 acres of land located on the south side of LPGA Boulevard, just east of Clyde Morris Boulevard, at a sales price of $505,000, or approximately $167,000 per acre. The pre-tax gain on the sale was approximately $476,000, or $0.05 per share, after tax.

On June 17, 2015, the Company sold just under an acre of land located in Highlands County, at a sales price of $250,000. The pre-tax gain on the sale was approximately $223,000, or $0.02 per share, after tax.

Land Pipeline Update

Since April 10, 2015 the Company executed a definitive sales contract for one additional land transaction, for the balance of the land not previously under contract in the Tomoka Town Center. As of July 17, 2015, the Company had executed definitive purchase and sale agreements with seven different buyers whose intended use for the land under contract includes residential (including multi-family), retail and mixed-use retail, and office. These agreements, in aggregate, represent the potential sale of nearly 1,900 acres, or 18% of our land holdings, with anticipated sales proceeds totaling approximately $82 million. All of these agreements contemplate closing dates ranging from the third quarter of 2015 through 2017, and the Company expects some of the transactions to close in 2015, although the buyers are not contractually obligated to close until after 2015. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms, including the sales price.

Tanger Factory Outlets

One of the definitive sales contracts is with an affiliate of Tanger Factory Outlet Centers, Inc. for approximately 39 acres along the east side of Interstate 95 near LPGA Boulevard. Provided Tanger’s customary conditions to begin construction are met, Tanger intends to develop the 39 acres into an approximately 380,000 square foot first-class outlet mall. Tanger recently received approval by the City of Daytona Beach and Volusia County for an incentive package valued at $4.5 million to assist Tanger in reimbursing the Company for Tanger’s share of the infrastructure costs required for the development of their site. The outlet mall, which Tanger expects to invest approximately $100 million to develop, has the potential to create approximately 400 jobs during the construction phase and over 800 full and part-time jobs once completed. Additionally, once completed, Tanger expects the project to bring an estimated 85 brand name and designer stores, in line with the existing Tanger portfolio, to the Daytona Beach market.

Minto Communities

One of the definitive sales contracts is with an affiliate of the Minto Communities for Minto’s development of a 3,400 unit master planned age restricted residential community on an approximate 1,600 acre parcel of the Company’s land holdings west of Interstate 95.  As a result of recent delays in certain elements of the permitting process for this property, the Company now expects that this transaction is more likely to close later in 2016 and, consequently, we have adjusted our 2015 guidance to reduce our estimates for land sales this year.

Tomoka Town Center

During the quarter we entered into a definitive sales contract with an affiliate of the North American Development Group for NADG to purchase the remaining land parcels not previously under contract in the Tomoka Town Center and become the master developer of the remaining elements of the Tomoka Town Center.  In connection with the planning and permitting process for the Tomoka Town Center, a community development district was created for the purpose of funding the development of the infrastructure for the entire Tomoka Town Center, including the parcels under contract for the Tanger outlet mall site and a retail warehouse club. NADG is in their initial due diligence phase for the development of a mixed-use town center that could include retail, office, lodging and residential.

Updated Full Year 2015 Guidance

As a result of recent events in the planning and permitting processes and other activities involving governmental authorities pertaining to certain of our land transactions, we anticipate that the closing of certain transactions will occur later than that which was expected as of the issuance of our full year 2015 guidance in February 2015. The Company now estimates that the timing of certain land sales that were expected to close from the 2nd quarter through year end 2015 are now expected to close in the fourth quarter of 2015 and the closing of one of the transactions may be delayed until 2016. Should the transaction previously expected to close in 2015 not close until 2016, the Company’s range of expected land sales for fiscal year 2015 would be reduced to a range of approximately $10.0 million to $17.5 million, and accordingly the Company’s estimated earnings per share for the year ending December 31, 2015 would be reduced to a range of approximately $1.45 per share to $1.70 per share. The Company does not expect the adjusted timing of these land sales to have any material impact on the expected sales proceeds from the transactions.

Financial Results

Revenue

Total revenue for the quarter ended June 30, 2015 increased 21% to approximately $7.6 million, as compared to approximately $6.3 million during the same period in 2014. This increase was primarily the result of an increase of approximately $580,000, or 16%, in revenue generated by our income properties, an increase of approximately $315,000, or 30%, in revenue from our real estate operations, and an increase of approximately $383,000, or 150%, in revenue from our commercial loan investments. In the quarter ended June 30, 2015 revenue from our income properties included approximately $456,000 of rent increases, including the addition of the Whole Foods Market Centre, acquired in October 2014, and revenue from our real estate operations benefited from an increase of approximately $755,000 from two land sales, offset by a decrease in our subsurface lease revenue of approximately $356,000.

Total revenue for the six months ended June 30, 2015 increased 11% to approximately $14.9 million, as compared to approximately $13.5 million during the same period in 2014. This increase was primarily the result of an increase of approximately $1.4 million, or 21%, in revenue generated by our income properties and an increase of approximately $136,000, or 5%, from our golf operations, offset by a decrease of approximately $175,000, or 7%, in revenue from our real estate operations. For the six months ended June 30, 2015 our revenue from our income properties included approximately $988,000 of rent increases, including the addition of the Whole Foods Market Centre, and our real estate operations benefited from an increase in revenue from land sales of approximately $451,000, offset by a decrease in our subsurface lease revenue of approximately $708,000.

Net Income

Net income for the quarter ended June 30, 2015 was approximately $225,000, compared to approximately $723,000 in the same period in 2014. Net income per share for the quarter ended June 30, 2015 was $0.04 per share, as compared to $0.13 per share during the same period in 2014, a decrease of $0.09 per share, or 69%. Our results in the second quarter of 2015 benefited from approximately $1.3 million, or 21%, in increased revenues offset by an increase in operating expenses of approximately $791,000, or 17%, and an increase in interest expense of approximately $1.4 million. Included in the net increase in operating expenses of approximately $791,000 was approximately $198,000 of increased direct costs of revenues for our income properties, which was primarily comprised of approximately $265,000 in increased operating expenses related to our recent multi-tenant investments including Williamson Business Park, the Whole Foods Market Centre and The Grove at Winter Park, offset by a decrease of approximately $64,000 relating primarily to lower acquisition costs incurred in connection with certain property acquisitions in the respective quarters. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $225,000, or 27%, reflecting our increased income property portfolio, increased general and administrative expenses of approximately $330,000, or 21%, primarily due to an increase in stock compensation expense of approximately $235,000 and increases in payroll-related expenses and legal costs. In addition, interest expense increased by approximately $1.4 million, or 265%, reflecting our $30.0 million fixed rate borrowing which closed in September 2014 and our $75.0 million convertible debt issuance which closed in March 2015. Of the total increase in interest expense, approximately $293,000 was non-cash relating to the amortization of the bond discount.

Net income for the six months ended June 30, 2015 was approximately $578,000, as compared to approximately $2.2 million in the same period in 2014. Net income per share for the six months ended June 30, 2015, was $0.10 per share, as compared to $0.39 per share during the same period in 2014, a decrease of $0.29 per share, or 74%. Our results in the first six months of 2015 benefited from approximately $1.4 million, or 11%, in increased revenue offset by an increase in operating expenses of approximately $2.3 million, or 26%, and an increase in interest expense of approximately $2.0 million offset by an increase in investment income of approximately $197,000. Included in the net increase in operating expenses of approximately $2.3 million was approximately $565,000 of increased direct costs of revenues related to our recent multi-tenant investments including Williamson Business Park, the Whole Foods Market Centre and The Grove at Winter Park, offset by a decrease of approximately $57,000 related to acquisition costs, property taxes and other expenses. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $609,000, or 38%, reflecting our increased income property portfolio, increased general and administrative expenses of approximately $289,000, or 10%, primarily due to increases in payroll-related expenses and legal costs partially offset by an environmental reserve of approximately $110,000 that occurred during the six months ended June 30, 2014. In addition, interest expense increased by approximately $2.0 million, or 200%, reflecting our $30.0 million fixed rate borrowing which closed in September 2014 and our $75.0 million convertible debt issuance which closed in March 2015. Of the total increase in interest expense, approximately $318,000 was non-cash relating to the amortization of the bond discount.

CEO and CFO Comments on Operating Results
Mark E. Patten, senior vice president and chief financial officer, stated, “While our net income and earnings per share reflect the delay in the land transactions we expected to close in the quarter, we were encouraged with other aspects of our results, including the continued growth in our operating cash flows, the payoff of two of our loan investments which delivered a weighted average return of approximately 8.2% in just under 12 months, the addition of another large land transaction in our pipeline, and the improved results from our golf operations versus last year.” Mr. Patten continued, “We expect that the additional interest costs incurred in the second quarter will, going forward, be largely offset by the deployment of our high cash balance to fund acquisitions including the multi-tenant property in Jacksonville.” Mr. Patten also noted, “We are pleased to have been active in our share buyback program during the quarter as we had the opportunity to acquire nearly 16,000 shares at a pricing level that we believe is an attractive discount to our estimate of the Company’s net asset value bringing our total repurchases to approximately 42,000 in the last two years.”

John P. Albright, president and chief executive officer, stated, “We are pleased with the continued interest in our land holdings by high quality operators and developers like Tanger Factory Outlets and Minto Communities, whose projects we believe will bring the interchange at LPGA Boulevard and Interstate 95 to a level of quality development that should further benefit the balance of our land holdings.” Mr. Albright continued, “As our pipeline of land transactions under contract has grown, we are experiencing a longer than expected process for the developer permitting and entitlements to be completed as transportation and environmental matters in particular are requiring a longer time frame to resolve.” Mr. Albright also noted, “Our strong capital position has both allowed us to purchase the Class A 136,000 square foot 245 Riverside property in Jacksonville in advance of a possible 1031 exchange transaction, as well as to fund certain infrastructure costs for the Tanger outlet mall and Tomoka Town Center in advance of possibly being reimbursed in connection with the land transactions under contract for Tomoka Town Center, including with Tanger and NADG.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties and loan investments in diversified markets in the United States, and over 10,500 acres of land in the Daytona Beach, Florida area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

Forward-looking statements are subject to certain events, factors and conditions, risks, uncertainties and assumptions that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Such risks and uncertainties include, among other things, prevailing market conditions, obtaining necessary governmental approvals and satisfying other closing conditions on land transactions, the timing for expected land transactions to close, and the Company’s exploration of a potential REIT conversion.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2015, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ending December 31, 2015.  The financial information in this release reflects the Company’s preliminary results subject to completion of the year-end review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2015	December 31, 2014
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$192,475,053	$191,634,698
Golf Buildings, Improvements, and Equipment	3,429,594	3,323,177
Other Furnishings and Equipment	1,018,831	1,008,150
Construction in Progress	884,627	—
Total Property, Plant, and Equipment	197,808,105	195,966,025
Less, Accumulated Depreciation and Amortization	(15,972,692)	(15,177,102)
Property, Plant, and Equipment - Net	181,835,413	180,788,923
Land and Development Costs	38,511,871	38,071,264
Intangible Assets - Net	10,475,708	10,352,123
Impact Fee and Mitigation Credits	4,773,033	5,195,764
Commercial Loan Investments	23,960,467	30,208,074
Cash and Cash Equivalents	31,674,420	1,881,195
Restricted Cash	1,493,395	4,440,098
Investment Securities	6,811,429	821,436
Refundable Income Taxes	707,768	267,280
Other Assets	5,566,744	4,566,291
Total Assets	$305,810,248	$276,592,448

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,391,498	$859,225
Accrued and Other Liabilities	6,680,649	6,071,202
Deferred Revenue	1,147,277	2,718,543
Accrued Stock-Based Compensation	263,982	560,326
Deferred Income Taxes - Net	35,515,496	34,038,442
Long-Term Debt	129,625,551	103,940,011
Total Liabilities	174,624,453	148,187,749

Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,050,466 shares issued and 5,994,232 shares outstanding at June 30, 2015; 5,922,130 shares issued and 5,881,660 shares outstanding at December 31, 2014	5,880,133	5,862,063
Treasury Stock – 56,234 shares at June 30, 2015; 40,470 shares at December 31, 2014	(2,240,261)	(1,381,566)
Additional Paid-In Capital	14,713,763	11,289,846
Retained Earnings	112,905,901	112,561,115
Accumulated Other Comprehensive Income (Loss)	(73,741)	73,241
Total Shareholders’ Equity	131,185,795	128,404,699
Total Liabilities and Shareholders’ Equity	$305,810,248	$276,592,448

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Revenues
Income Properties	$4,132,052	$3,552,130	$8,392,727	$6,956,489
Interest Income from Commercial Loan Investments	638,710	255,769	1,270,194	1,199,659
Real Estate Operations	1,368,141	1,053,585	2,227,942	2,402,832
Golf Operations	1,448,567	1,432,398	2,985,993	2,849,777
Agriculture and Other Income	20,738	17,477	39,677	75,321
Total Revenues	7,608,208	6,311,359	14,916,533	13,484,078

Direct Cost of Revenues
Income Properties	(682,887)	(484,492)	(1,323,733)	(824,511)
Real Estate Operations	(305,853)	(193,627)	(904,576)	(445,577)
Golf Operations	(1,456,232)	(1,512,194)	(2,845,844)	(2,845,220)
Agriculture and Other Income	(43,195)	(49,119)	(98,346)	(110,532)
Total Direct Cost of Revenues	(2,488,167)	(2,239,432)	(5,172,499)	(4,225,840)
General and Administrative Expenses	(1,874,877)	(1,545,247)	(3,344,643)	(3,055,681)
Impairment Charges	—	—	(510,041)	—
Depreciation and Amortization	(1,071,752)	(846,381)	(2,227,491)	(1,618,389)
Gain on Disposition of Assets	12,749	—	18,189	—
Total Operating Expenses	(5,422,047)	(4,631,060)	(11,236,485)	(8,899,910)
Operating Income	2,186,161	1,680,299	3,680,048	4,584,168
Investment Income	74,818	14,371	225,277	28,318
Interest Expense	(1,888,434)	(517,778)	(2,954,936)	(985,429)
Income Before Income Tax Expense	372,545	1,176,892	950,389	3,627,057
Income Tax Expense	(147,928)	(453,984)	(372,416)	(1,403,742)
Net Income	$224,617	$722,908	$577,973	$2,223,315

Per Share Information:
Basic and Diluted
Net Income	$0.04	$0.13	$0.10	$0.39

Dividends Declared and Paid	$0.04	$0.03	$0.04	$0.03